Exhibit 10.1

RENEWAL PROMISSORY NOTE

$562,500.00	Executed at Broward County, Florida
January 15, 2010

FOR VALUE RECEIVED, Parkson Property, LLC, a wholly owned subsidiary of Le@P Technology, Inc., with a principal place of business at 5601 N. Dixie Highway, Suite 411, Fort Lauderdale, Florida  33334 ("Maker"), promises to pay to the order of Bay Colony Associates, Ltd. (the "Payee"), the principal sum of FIVE HUNDRED SIXTY-TWO THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($562,500.00), together with interest at the rate of seven percent (7%) per annum due and payable in one lump sum of principal and interest on January 8, 2011.  Payment of principal and accrued interest shall be paid to the Payee at 5601 N. Dixie Highway, Suite 411, Ft. Lauderdale, FL 33334, or such other place as the Payee may designate.

This Renewal Promissory Note (this "Note") is issued subject to the following additional terms and conditions:

1.             Renewal of Original Note dated March 17, 2006 and Renewal Note dated October 24, 2007.  This Note is a renewal promissory note, and renews, amends and restates the terms and obligations under that certain promissory note made by the Maker to the Payee dated March 17, 2006 and the renewal note dated October 24, 2007 both in the original principal amount of $562,500 (the “Prior Notes”).  Pursuant to this Note, the maturity date for the payment of principal and accrued interest under the Prior Notes has been extended from January 8, 2010 to January 8, 2011. It is the intention of the Maker and the Payee that this Note, given in replacement of the Prior Notes, shall amend, restate and renew the Prior Note without constituting a novation, satisfaction, cancellation or extinguishment of the Prior Note, but that henceforth the indebtedness represented thereby and the obligations thereunder shall be paid in accordance with the terms and conditions of this Note, and not in accordance with the terms and conditions of the Prior Notes.

2.             Type of Payment.  Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

3.             Manner of Payment.  Payment shall be made to Payee at the Payee's address set forth above or such other place as Payee may designate in writing.

4.             Interest on Overdue Payments.  From and after the date which is fifteen (15) days after the date upon which any payment of principal hereunder becomes due and payable, if the same is not timely paid, interest shall be payable on all sums outstanding hereunder at the rate of fifteen percent (15%) per annum.

5.	Miscellaneous.

(A)          This Note shall be binding upon the Maker and its successors and assigns.

(B)           If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(C)           The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Florida, excluding the "conflict of laws" rules thereof.

(D)           This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and Payee.

(E)            In case suit shall be brought for the collection hereof, or if it is necessary to place the same in the hands of an attorney for collection, the Maker agrees to pay reasonable attorneys’ fees and costs for making such collections.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the day and year first above written.

Parkson Property, LLC

By:	/s/Timothy Lincoln
Name:	Timothy Lincoln
Acting Principal Executive Officer